Exhibit 10.1

[ModusLink Global Solutions, Inc. Letterhead]

April 13, 2016

James R. Henderson

203 East Jefferson Street

Falls Church, VA 22046

Dear Jim:

On behalf of the Board of ModusLink Global Solutions, Inc. (“ModusLink Global”), and its principal operating subsidiary, ModusLink Corporation (the “Company”), this will confirm our recent offer to you to become Chief Executive Officer of the Company, and your acceptance of that position. In this capacity, you will report directly to me as Chief Executive Officer of ModusLink Global.

Your annualized base salary will be $600,000, paid biweekly. You will be eligible for an annual cash bonus of up to 100% of your base salary, subject to your attainment of short-term performance objectives to be mutually agreed upon and established as soon as practicable. Insofar as the Company has a July year-end, your annual cash bonus for FY 2016 will be prorated to account for your shortened first year.

It is understood and agreed that you intend to continue in your service on the Boards of the following organizations: Aerojet Rocketdyne, Inc., (AJRD), School Specialty, Inc. (SCOO), and Aviat Networks (AVNW). Neither ModusLink Global nor the Company object to your continued participation in these organizations which you have informed us will not interfere with your responsibilities as Chief Executive Officer of the Company.

You will be entitled to vacation in accordance with the Company’s vacation policies and will participate in any and all benefit programs, other than any severance arrangement, that the Company establishes and makes generally available to its employees from time-to-time, provided you are eligible under (and subject to all provisions of) any plan documents governing any such programs. A summary of your benefits is enclosed and the details of the plans and coverages offered will be reviewed with you when you join the Company.

It is understood and agreed that you will be an employee at will, meaning that either you, or the Company may terminate your employment at any time and for any or no reason, with or without notice.

You represent and warrant (i) you have advised the Company in writing of any agreement relating to noncompetition, nonsolicitation or confidentiality between you and any previous employer, (ii) you are not a party to or bound by any other employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which will be violated by your acceptance of this position, or which would interfere in any material respect with performance of your duties with the Company, and (iii) you will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of your duties with the Company.

Finally, please sign and return the following documents at your earliest convenience: (i) an Employment Eligibility Verification Form (Form I-9), (ii) the Company’s Code of Conduct, (iii) the Company’s standard form Non-Disclosure and Developments Agreement; and (iv) the Company’s Policy on Trading of Securities.

Please confirm your acceptance of the Company’s offer by signing one copy of this correspondence and returning it to me.

This correspondence constitutes the entire agreement between you and the Company and supersedes all prior offers, both verbal and written. This correspondence does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee for any set amount of time.

Jim, we are very pleased that you have chosen to join our team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ Warren G. Lichtenstein
Warren G. Lichtenstein,
Chief Executive Officer
ModusLink Global Solutions, Inc.

ACKNOWLEDGED AND AGREED TO:

/s/ James R. Henderson
James R. Henderson

Date: 4/13/16